Exhibit 10.13

                               SODAK GAMING, INC.

              EXCLUSIVE DISTRIBUTORSHIP AGREEMENT AMONG THE COMPANY
                        AND INTERNATIONAL GAME TECHNOLOGY


                       EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

         THIS AGREEMENT is made and entered into in Reno, Nevada, this 12 day of March 1998, between Sodak Gaming, Inc., a South Dakota corporation ("SG"), and IGT, a Nevada corporation ("IGT").

            IT IS AGREED AS FOLLOWS:


            1.          EXCLUSIVE REPRESENTATION FOR SPECIFIC TERRITORY:



         A. Grant of Territory and Marketing Privileges: IGT, subject to the Operating Requirements set forth below and the other limitations, terms and conditions set forth herein, grants to SG the sole and exclusive, non-transferable license to purchase for resale, sell, promote the sale, and distribute IGT Products lawfully approved for sale in North Dakota, South Dakota, Wyoming, and for Native American Reservations located in the United States (except and excluding Nevada, New Jersey and Hawaii provided, however, this grant does not include any operations by IGT or operations or sales, leases or other distribution that involves a bid to a governmental request (excluding any such request by a Native American Tribal government entity) for the supply of a central system or machines, in which case IGT may bid, sell, lease, operate or participate, independently or with others, without any legal obligation or liability to SG ("Territory").

            "IGT Products" shall mean IGT manufactured or assembled gaming devices, slot machines and IGT-distributed gaming machines designed or manufactured by others. It is acknowledged and agreed that the license granted herein does not include, and no rights accrue to SG hereunder, as to: IGT linked progressive system products (except as set forth in the Indian Telecommunications Accounting System Agreement dated September 30, 1993, and the Quartermania in South Dakota Agreement dated June 18, 1990, and any agreements, revisions or amendments thereto), Special Products, or system management or other gaming or lottery operations conducted, financed, or participated in whole or part by IGT or sales by IGT to such management or other operations conducted, financed, or participated in whole or part by IGT (except as hereafter set forth in paragraph 1.C. (i)); nor to non-gaming applications of IGT Products or Special Products. By way of one example as to the above exclusion, IGT, without obligation to SG or accrual of any rights hereunder to SG, may offer, solicit, contract for, supply, lease and/or engage in the operation of, in whole or part, alone or in conjunction with a third party(s), the central system and/or machines for government conducted or government contracted gaming or lottery.

            The prior Exclusive Distributorship Agreements between the parties dated August 10, 1989, October 28, 1989, February 5, 1990, January 21, 1991, April 28, 1992, May 5, 1993, and September 26, 1994, and all amendments or modifications, oral and written, to said agreements and all agreements as to sale and/or service of Special Products (excluding the existing written agreements dated September 20, 1996 (Linked Gaming System Sales and Operation Agreement) and the existing written progressive system agreements dated September 30, 1993 (Indian Telecommunications Accounting System Agreement) and June 18, 1990 (Quartermania Letter Agreement, Deadwood, SD), as amended, between IGT and SG, which existing agreements shall continue in full force and effect unless otherwise modified or terminated separate and apart from this Agreement) are herewith terminated, it being the intention of the parties that this Agreement shall be the sole Exclusive Distributorship Agreement between the parties.

         B. Acceptance: SG hereby accepts the above exclusive non-transferable license to sell, distribute, and promote IGT Products, as limited, and agrees to use its best efforts in selling and distributing IGT Products in the Territory. Further, so long as this Agreement is in force and effect, SG and all affiliates of SG agree that they, and each of them, shall not anywhere in the world, directly or indirectly, solicit orders for, sell, lease, promote the sale of or otherwise distribute products which compete with or are similar to IGT Products or IGT Special Products, except pursuant to prior written authorization by IGT. Any authorization given by IGT pursuant to this provision shall be limited to the product and specified terms and conditions set forth in the writing evidencing such authorization, and no such authorization shall be deemed a waiver of the foregoing prohibition as to manufacture or distribution of any other non-IGT gaming or lottery product. Notwithstanding the foregoing, SG may: (a) manufacture, promote the sale of, and distribute specialty gaming equipment or supplies only as specified in Exhibit A, attached hereto and incorporated herein, as amended from time to time by written agreement between IGT and SG. As used herein, "affiliate" shall be any company or business entity of which SG directly or through a subsidiary owns ten percent (10%) or more of the outstanding equity interest, or officer or director of SG who owns ten percent (10%) or more equity interest of any such company or business entity. It is understood and agreed that no provision of this Agreement shall be construed as granting any license or rights of Distribution to any person or entity other than SG. Notwithstanding the noncompete provisions herein, and subject to Paragraphs 9A and 9C, SG may own and operate or participate in the operation, management or financing of lawful gaming establishments or route operations utilizing gaming products, linked progressive, or lottery systems that compete with or are similar to IGT Products, IGT Linked Progressive Systems, or IGT Special Products if SG is not an owner, affiliate, or distributor for any non-IGT machine manufacturer of gaming or lottery equipment, and SG does not act as an agent, partner, distributor, representative, or seller, in any manner, for any such other manufacturer for the placement of any other manufacturer's equipment and:

                  i. The equipment is not placed for the purpose of resale and the location involves greater than 30% ownership by non-SG related third parties who insist in a signed statement addressed to IGT upon the use of gaming products or systems not manufactured by IGT; or

                  ii. The use of IGT equipment is illegal due to a change of law, lack of a required license by IGT, lack of required approval of IGT Products, IGT Linked Progressive Systems, or Special Products, or any other legal qualification not satisfied by IGT; or

                  iii. IGT agrees by prior written waiver to any such use in such operation that SG may utilize a competitor's equipment after prior full disclosure in writing from SG to IGT as to all material facts of the proposed operation and the terms of acquisition of, and usage of, the competitive equipment; or

                  iv. IGT will not sell, lease, or otherwise provide IGT Products, IGT Linked Progressive Systems, or Special Products to SG for SG's use in operations outside the Territory at a price equal to or less than the lowest price IGT offers to sell, sells, leases, or otherwise provides such products or systems to other retail customers (excluding any sales to any entity in which IGT has an equity or revenue sharing interest or any governmental customers) through the applicable IGT sales office or other IGT distributor for the location in question, taking into account cash discount, the size of the order, and other factors IGT typically utilizes in pricing the equipment to a retail customer; or

                  v. In such operation SG utilizes the greater of: (a) a percentage of IGT gaming machines that is equal to or greater than the gaming machine market share maintained by IGT in the operations market; or (b) a majority of IGT gaming machines in the operation.

         C. Specific Reservations:

                  i. Special Products: SG may, within the guidelines provided in writing by IGT from time to time, solicit offers only within the Territory for Special Products. As set forth in Exhibit B, pursuant to which SG may offer to its customers within the Territory, "Special Products" means IGT linked progressive systems, machine accounting systems, player tracking systems, electronic funds transfer-related systems, keno systems, live game systems, video and non-video lottery machines and systems software or firmware, including any upgrades, utilized in a gaming device, and products only offered on a recurring fee, revenue sharing or lease basis by IGT. All such offers shall be subject to acceptance by IGT in its sole discretion. The parties specifically reserve for future separate negotiations each such transaction within the Territory that presents itself; it being specifically understood and agreed that IGT is under no obligation to accept any such proposal from SG and may pursue such business independently of SG provided such business opportunity was previously known to IGT or IGT independently learns of such business opportunity. Understandings reached between the parties pursuant to this provision shall be evidenced by separate written agreements(s) and governed solely by the terms and conditions thereof.

                  ii. Special Circumstances: In the event of special circumstances which render the SG distribution of IGT Products and Special Products within SG's designated Territory impractical or illegal (such as a change of law, or required license or other legal qualification not satisfied by
SG), no commission will be due to SG. For every other circumstance in which the Territory would otherwise apply, but the customer is a "Special Customer" and insist in a written statement to SG upon dealing directly with IGT, IGT will pay SG a commission of *** for each sale to a Special Customer as IGT is paid on the actual invoice sales price, less shipping, taxes, duty and other direct costs attendant to delivery of equipment. SG shall have no obligation or liability to IGT or its Special Customers except for any work or products provided by or through SG. Should SG employees assist in installation or repair service for IGT Special Customers, IGT shall pay SG the then applicable SG rate for such installation or service less a discount of *** plus expenses. IGT shall have no other obligation or liability to SG with respect to Special Customers.

         The term "Special Customer" means any retail customer that (a) has operations or proposed operations inside and outside the Territory and (b) insists in writing to SG upon dealing directly with IGT.

                  iii. IGT and SG agree to use their best efforts to assist the other in preserving the territorial structure set forth in this Agreement and to further the marketing efforts of the other to ensure the orderly distribution of IGT Products.

                  iv. Used Trade-Ins: Should SG receive used equipment as trade-ins on new sales of IGT Products, it may sell such used equipment even if it is not an IGT Product. If such used equipment is sold, or leased by SG for use outside the Territory, SG agrees to pay *** commission on the sales price, or in the case of leased equipment on the list price of the equipment, less shipping, taxes, duty and all other direct costs attendant to delivery of said used equipment. The payment shall be made to IGT or its distributor(s) for the location where the equipment is to be used. Notwithstanding the foregoing, SG may sell used trade-ins only to non-affiliated, used equipment brokers operating within the Territory without the obligation to pay IGT a commission; provided, however, that IGT in each such sale shall be granted a First Right of Refusal to purchase the machines under the same terms offered to such broker(s). In the event SG fails to purchase used machines from its customers, IGT is, without obligation to SG, free to purchase used machines from SG's customers. SG shall provide IGT within fifteen (15) days from the end of each calendar quarter, commencing March 1, 1998, with a list, by customer and location, of used machine sales outside the Territory in North America.

         In the event that sales of used machines cannot be fulfilled from SG's used machine inventory, IGT shall be the preferred provider of used IGT machines either sold within the Territory or placed in any of SG's operations. IGT's price would be the published list price for the location the machines are destined, less *** , unless otherwise agreed upon in writing.

         D. Term: Except as provided in Paragraph 9, this Agreement shall commence on the date set forth above and continue until May 31, 2001 ("Initial Term"). At the end of said Initial Term, this Agreement shall continue for consecutive two year renewal periods, upon the terms and conditions set forth herein, unless canceled by either party by written notice delivered during the time period between one hundred eighty (180) days and ninety (90) days prior to a proposed termination at the end of said Initial Term or any 2 year continuance thereafter. IGT may sell IGT Products in the Territory during the interim period between the date Sodak receives such notice and the date the Agreement terminates. In the event IGT sells IGT products in the Territory during the interim period (a firm accepted order which is not thereafter materially modified prior to actual shipment), IGT shall pay SG a commission of *** for each sale as IGT is paid on the actual invoice sales price, less shipping, taxes, duty and other direct costs attendant to delivery of equipment.

         E. Models/Display Machines: IGT may, from time to time, change the design or specifications for IGT Products and shall designate the specific machine models and games to be offered in the Territory from the entire range of IGT Products and Special Products. No machines, games or products of IGT may be sold by SG, and no obligations shall accrue to SG hereunder, except for those IGT machines, models, games and

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***        Pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been redacted.

products included within this Agreement that are licensed by the applicable licensing body for the specific jurisdiction involved, during the term of this Agreement.

         F. Standard Machine Specifications: IGT agrees that all IGT machines provided to SG shall conform with the specifications for machines licensed by the appropriate governmental licensing agency for the shipment of machines within the Territory as designated by SG. Any change of or addition to said specifications by SG shall be made only with prior approval by IGT and must be authorized by said appropriate governmental licensing agency. Any change required by governmental authority having responsibility for the licensure or approval of gaming machines shall be deemed approved by the parties and shall be a standard specification to be implemented by SG and IGT. Any change thus required shall be deemed to require a change, as specifically designated by IGT in its sole discretion, to the list price otherwise applicable. Any retrofit shall be at SG's cost.

         G. Manufacturer's Limited Warranty: IGT warrants all equipment, parts, supplies and accessories manufactured by IGT to be in satisfactory operating condition at the time of shipment from Reno, Nevada. Any minor repairs, exchanges of parts and adjustments necessary to maintain the equipment in satisfactory operating condition after delivery to SG shall be the responsibility of SG, except that, in consideration of the distances within the Territory, IGT will replace or repair any defective IGT part or component due to the fault of IGT, PROVIDED these defective elements are returned to IGT by SG, shipment at SG's expense, within ninety (90) days of shipment from Reno. IGT WARRANTS THAT EQUIPMENT PURCHASED HEREUNDER WILL BE FREE FROM DEFECTS AND IN GOOD WORKING ORDER. SG'S SOLE AND EXCLUSIVE REMEDY IN THE EVENT O F DEFECT IS EXPRESSLY LIMITED TO THE RESTORATION OF THE EQUIPMENT TO GOOD WORKING CONDITION BY ADJUSTMENT, REPAIR OR REPLACEMENT OF DEFECTIVE PARTS, AT IGT'S ELECTION. VIDEO MONITORS (COVERED UNDER SEPARATE MANUFACTURER WARRANTY), MACHINES, EQUIPMENT, AND OTHER PRODUCTS NOT MANUFACTURED BY IGT, ARE EXCLUDED FROM THIS WARRANTY. HOWEVER, IGT AGREES TO TRANSFER TO SG WHATEVER TRANSFERABLE WARRANTIES AND INDEMNITIES IGT RECEIVES FROM MANUFACTURERS OF NON-IGT MANUFACTURED EQUIPMENT. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO AFFIRMATION OF ACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING SUITABILITY FOR USE, PERFORMANCE, PERCENTAGE HOLD, OR PAR VALUE OF THE EQUIPMENT SHALL BE DEEMED TO BE A WARRANTY OR GUARANTY OF IGT FOR ANY PURPOSE. EXCEPT FOR ACTS CAUSED SOLELY BY IGT's NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL IGT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, REPRESENTATIVES, OR AGENTS BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING OUT OF THE SALE OR DELIVERY OF IGT PRODUCTS PURSUANT TO THIS AGREEMENT.

            THE LIABILITY OF IGT AND THE MANUFACTURER OF THE NOTE ACCEPTOR WITH WHICH IGT MACHINES ARE EQUIPPED, WHETHER IN CONTRACT, IN TORT, UNDER WARRANTY, IN NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED THE FAIR MARKET VALUE OF THE NOTE ACCEPTOR AND UNDER NO CIRCUMSTANCES SHALL IGT OR THE MANUFACTURER OF THE NOTE ACCEPTOR BE LIABLE FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES. NEITHER IGT NOR THE MANUFACTURER OF THE NOTE ACCEPTOR SHALL BE LIABLE IN ANY RESPECT FOR THE ACCEPTANCE OF COUNTERFEITS AND/OR FRAUDULENT MATERIALS. ANY UNAUTHORIZED MODIFICATION, ALTERATION, OR REVISION OF ALL OR ANY PORTION OF THE IGT EQUIPMENT WHICH IS THE SUBJECT OF THIS AGREEMENT SHALL CAUSE THE WARRANTY DESCRIBED IN THIS PARAGRAPH TO BE NULL AND VOID. IGT, ITS AFFILIATES, SUBSIDIARIES, REPRESENTATIVES, AND AGENTS MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED.

            IGT shall defend, indemnify and hold harmless SG from and against any and all claims, demands, suits, and/or causes of action which arise or have arisen either directly or indirectly as a result of, or in connection with, any patent or copyright matters as to IGT Products or Special Products, save and except for machines and devices manufactured by others.

         H. Price/Payment for IGT Products: Subject to Paragraph 5, IGT shall sell to SG standard IGT Products (except neuter IGT Products, custom alterations, parts and Special Products) at IGT's then current retail list price, as established by IGT in its sole discretion and provided to SG from time to time in writing by IGT, F.O.B. Reno, Nevada, minus *** . A standard IGT Product is that item which has, prior to the time of an SG order, been designed and released to production by IGT and designated by IGT as available for sale in the Territory. Subject to Paragraph 5, IGT shall sell to SG neuter IGT Products at the then current retail list price for a standard IGT Product minus *** and then minus *** (except an 80960 and vision-series standard IGT Product, in which case *** shall be deducted from the retail list price). All components necessary to complete a neuter IGT Product shall be purchased from IGT pursuant to Paragraph 2 below. It shall be the sole responsibility of SG to complete assembly in accordance with IGT standards before delivery to any SG customer. Anything different from or in addition to a standard or neuter IGT Product is a custom alteration. All custom alterations to IGT Products shall be sold to SG at IGT's then quoted hourly rate plus materials minus *** . All prices provided in this paragraph are F.O.B. Reno, Nevada, to which shall be added applicable sales tax, shipping and all other direct costs attendant to delivery to SG. SG and IGT shall coordinate to identify and provide specific requirements for custom alteration work, and IGT shall provide to SG a written estimate of the custom charges. IGT must accept the request for doing custom alterations before IGT shall be bound to perform the custom alteration work. SG must accept the estimate price in writing before SG shall be bound to purchase the custom alteration. SG, for each 12 month period commencing October 1, 1997, shall be entitled to, without charge, a credit of IGT engineering time equal to *** of the IGT Product purchases hereunder for the 12 month period immediately preceding the applicable October 1; up to a maximum such entitlement each such 12 month period of *** (determined by IGT's retail rate of custom engineering work). Said engineering credit shall not, if unused in whole or part, be carried over from one period to the next, but shall be extinguished. The *** engineering time credit shall increase or decrease each year in the same percentage as any increase or decrease in the IGT retail rate for custom engineering work.

                  i. Written Orders for IGT Products: All orders for IGT Products and/or custom alterations shall be in writing on forms provided by IGT, signed by an authorized employee of SG. No order by SG or any of its employees shall be binding upon IGT until the same is formally accepted in writing by an authorized employee of IGT at IGT's office in Reno. Once accepted by IGT, an order may be canceled or modified only by mutual consent, subject to payment to IGT by SG of expenditures incurred by IGT in connection with the order which are not reasonably recoverable.

                  ii. Payment by SG for IGT Products: Unless otherwise specified in writing at the time of order, payment in full by SG shall be made to IGT as follows: (a) payment for orders for direct shipment (from IGT to SG's customer) of IGT Products and for custom alterations shall be made within ninety (90) days from the date of delivery to the carrier for shipment; (b) payment for stock orders, except custom alterations, shall be made within one hundred thirty-five
(135) days from the date of delivery to the carrier for shipment ("stock orders" are defined as orders by SG for IGT products that are shipped to an SG warehouse and inventoried by SG to enable SG to meet future SG customer needs); and (c) payment for IGT products for use in wide area progressive systems shall be made within one hundred eighty (180) days from the date of delivery to the carrier for shipment. If any of the above payments are made in full and received by IGT at its Reno office within the respective times established above no interest charge shall be applied. Payment for IGT orders shall be in U.S. dollars to IGT's Reno office. As to sales on other than the above terms, payment in full shall be made in not more than thirty-six (36) equal monthly installments of principal, pursuant to such terms as is specified by SG in the sales order, together with interest at the rate of *** over the prime lending rate as quoted from time to time by the Wall Street Journal "Money Rate", prepayment may be made at anytime without penalty; payment and interest to commence from the date of delivery to the carrier for shipment. Any and all amounts not timely paid shall accrue interest at a default interest rate of *** per month on the unpaid balance of principal and/or accrued interest due. Additional discount of *** from that provided in the pricing to SG set forth in this Paragraph 1.H. shall be included for any order paid by SG and received by IGT at its Reno office within twenty (20) days of delivery to the shipper.

         I. Manufacture and Delivery: In addition to Paragraph 5 below, to enable IGT to establish production schedules and place orders with its suppliers with adequate lead time, SG will furnish to IGT, unless otherwise specified by IGT, monthly written estimates of SG's requirements for IGT Products and parts for the next three (3) calendar months. A mutually agreed upon delivery schedule shall be established for each order. In no event shall SG or any SG employee or SG agent represent to any customer a delivery date for IGT Products or parts

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***        Pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been redacted.

which are to be shipped from other than SG existing inventory unless IGT has, in writing, agreed to and accepted such delivery date and no amendment to the order is made after such IGT acceptance. SG will select the mode of transportation provided for all deliveries of IGT Products and parts hereunder and shall be responsible to carriers for all charges and costs in effectuating delivery of the IGT Products to SG at such places as may be mutually agreed to from time-to-time. Each and every shipment shall be deemed delivered as of the date of receipt of delivery at IGT's warehouse docks, at either Reno, Nevada, by an authorized agent of SG or the SG-designated carrier.

         J. Risk of Loss or Damage: Whenever IGT shall cause to be manufactured and shipped any machines, parts, components or materials for delivery to SG, the risk of loss or damage shall be on IGT until actual delivery of said machines to SG in Reno, Nevada, or its designated shipper, in Reno, Nevada, at which time the risk of loss or damage shall pass to SG; provided, however, that, if a machine, part, component, or material is returned to IGT pursuant to warranty or return to stock as provided herein, the risk of loss or damage shall pass to IGT upon delivery to IGT at its Reno, Nevada, warehouse, or if IGT so requests, in writing, to an authorized agent of IGT.

         K. Return of Machines or Parts: Other than a return by SG of defective parts within the warranty provisions of this Agreement, SG shall pay *** of the purchase price of all unused IGT Products and Special Products returned to IGT and *** of all parts returned to IGT as a restocking charge. No returns shall be made of used, obsolete, customized or special order machines or parts or of parts then out of IGT revision control. Shipping and all costs of return shall be the sole responsibility of SG.

         L. Independent Status: All persons hired or employed by SG in the discharge of this Agreement shall be considered employees of SG and not of IGT and shall be solely and exclusively under SG's direction and control. SG agrees to obtain and maintain all business licenses necessary to its business, pay all applicable taxes and fees, and to employ all salesmen, servicemen or other persons only under terms by which IGT shall be released in writing from all indebtedness from SG to such persons. SG further agrees to have all persons employed by it properly covered by Workmen's Compensation or Employer's Liability Insurance, as required by law; and to assume and pay at its own cost all taxes and contributions required by an employer under any and all unemployment insurance, old age pensions and other applicable so-called social security acts. SG specifically agrees that it shall be solely responsible for, and shall indemnify and save IGT harmless from, any and all loss, damage, and costs (including attorney's fees) that IGT may sustain, or become liable for, by reason of claims against IGT, on account of the acts of any employee or agent of SG.

         M. Dealer Operating Requirements: To provide appropriate representation, and facilitate proper sale and servicing of IGT Products, Dealer shall establish and maintain places of business, inventory levels and/or agencies satisfactory to IGT, in its reasonable judgment, as to facilities, appearance, sales and service operations, parts inventory, and trained personnel and capital equipment. Such facilities shall be sufficiently established within the Territory set forth above to adequately meet, within IGT's reasonable judgment and commercially reasonable and consistent with industry standards, the needs of customers within each jurisdiction for which IGT Products are located within the said Territory.

         N. Trade Name: The names IGT, and International Game Technology, the IGT logo, and the names of IGT Products and IGT Special Products are registered and/or are the exclusive property of IGT; and nothing herein contained shall give to SG any interest in such IGT property, except the right to use them within the Territory during the term of this Agreement in the Territory in connection with the sale, lease, service or repair of the machines as provided herein or applications for necessary permits. Except to the extent SG continues to distribute IGT products, upon partial termination of this Agreement, SG shall abandon at once the use as contemplated herein of the names IGT, or International Game Technology or such IGT property or any similar name or logo or colorable imitation, or misleading name, in the particular terminated Territory.

         O. Advertising: In the event IGT shall supply SG advertising material relative to any of its products, SG shall display such advertising material as directed by IGT, and in the absence of instructions, SG upon receipt of such materials, shall promptly display them in a conspicuous and prominent manner. IGT hereby grants to SG the non-exclusive and non-transferable license to use the trademarks of IGT within the Territory for the sale

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***        Pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been redacted.

or promotion of IGT Products in the Territory and as contemplated by this Agreement. Prior to the use of the trademarks of IGT within the Territory, SG shall provide IGT written notice of the proposed use and if IGT does not object in writing within thirty (30) days of receipt of such notice, the proposed use shall be deemed approved by IGT. The Trademarks, Trade name or Logos of IGT shall not be used for any commercial purpose by SG in connection with solicitation of customers or prospective customers outside the Territory. IGT shall not unreasonably object to SG's proposed use as contemplated herein of the trademarks of IGT within the Territory. Except to the extent SG continues to distribute IGT Products upon partial termination of this Agreement, SG shall immediately abandon the use of all IGT trademarks, or the use of such trademark in the particular terminated Territory.

     2. INSTALLATION, MAINTENANCE, PARTS AND SERVICE:

         A. Purchase of Inventory: SG shall maintain, at its cost, a stock of parts adequate to timely meet the needs of its customers and its obligations under this Agreement.

         B. Provision for Service: SG shall make available and offer to SG customers within the Territory set forth above through its own employees or agents, parts and repair service for IGT Products and parts at no cost to said customers during the first ninety (90) days following installation for all IGT Products sold or leased in the said Territory for a one-time flat fee of *** per machine the first year of this Agreement and plus an increase of *** per machine every 24 months thereafter, payable by IGT in cash or credit by IGT against outstanding balances owed by SG. SG shall provide installation, parts, and repair service not covered by the ninety (90) day parts and service warranty, for all IGT Products within the Territory, at such rates and charges as are competitive in the industry and shall make a good faith effort with such service to maintain the reputation of IGT, subject to all, Federal, State and Local laws, statutes, ordinances, regulations and lawful requirements of the gaming authorities regarding the engagement in such services. Should IGT employees assist in installation or repair service not covered by warranty, SG shall pay IGT the then applicable IGT rate for such installation or service less a discount of *** plus expenses.

         C. Price of Parts: Except as provided by warranty herein and except as to parts specified in writing from time to time by IGT to SG for which a designated price to SG is made, and except as provided in Paragraph 5, the price of standard IGT manufactured parts and components, and parts obtained by IGT from other suppliers, provided to SG shall for each SG parts order be at the then IGT retail price, as determined solely by IGT and provided in writing to SG from time to time, minus the following: for a parts order equaling *** or more as measured by IGT's list price, a discount of *** ; for a parts order less than *** as measured by IGT's list price, a discount of *** . A standard IGT part is that item which has, prior to the time of the order, been designed and released to production by IGT and is a then current production component; anything different from or in addition to a standard part, including without limitation an obsolete part, is a custom alteration; all custom alterations to IGT's standard parts shall be sold to SG at IGT's then quoted hourly rate or list price minus the applicable dollar volume discount set forth in this paragraph with a maximum discount, however, of *** . All prices for IGT parts are F.O.B. Reno, Nevada, to which shall be added applicable sales tax, shipping and all other direct costs attendant to delivery to SG. An additional discount of *** shall be included for any parts order paid by SG and received by IGT at its Reno office within twenty (20) days of delivery to shipper.

         D. Method of Order and Payment: An order for parts or components shall be in writing specifying the SG ordering agent, order number, and sufficiently detailed specifications for identification of the kind and quantity of the items ordered. Payment in full shall be made in full within ninety (90) days of the date of delivery to SG of each part sold to SG. If said payment is not timely made, interest at *** per month shall accrue on the outstanding balance of principal and accrued interest until paid in full. Payment for IGT orders shall be in U.S. Dollars to IGT's Reno, Nevada office.

         E. Delivery: Delivery of parts, components and materials shall be pursuant to the same terms and conditions as set forth above for delivery of IGT Products pursuant to Paragraph 1.I above (including, without limitation, estimates, time frames, representations and actual delivery).

     3. FACILITATION OF SALES AND SERVICE, IGT PROPRIETARY INTERESTS:

--------
*** Pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been redacted.

To facilitate said sales service by SG, IGT agrees to provide SG with schematics, wiring diagrams, maintenance and service manuals, and any other technical material as determined solely by IGT for appropriate IGT Products, Special Products as provided by IGT to SG under separate agreement as contemplated by Paragraph 1.C(i) above, and parts as ordered by SG pursuant to this Agreement. IGT also agrees to train SG technicians, provided SG pays all expenses and travel costs incurred in such training. SG agrees that the technical data not available in the normal course of business which is provided pursuant to this Paragraph and any and all modifications thereto from whatever party or source constitutes IGT proprietary information, and SG, its employees and agents shall not disclose said information to any third party without the prior written consent of IGT and shall not use such information to the detriment of IGT or its products. SG specifically agrees that all software, designs and/or processes, which are created, developed or originated by IGT and any and all modifications thereto from whatever source are and shall remain the sole property of IGT. This Paragraph shall survive termination of this Agreement for any reason and the parties agree damages are inadequate to remedy any breach hereof, and that injunctive relief is appropriate and may be granted by a court of competent jurisdiction to halt any such breach.

     4. ADDRESSES:

Any written notice, waiver, agreement, or offer and reply required by this Agreement shall only be effective by letter, telegram and/or telex signed by the person identified below and the same correspondingly addressed to the applicable identified counter-party identified below:

            SG                                        IGT
            ----------------                          -------------------

            Sodak Gaming, Inc.                        IGT
            c/o Michael G. Wordeman                   c/o G. Thomas Baker
            301 S. Highway 16                         9295 Prototype Drive
            Rapid City, South Dakota  57701           Reno, Nevada  89511


     5. BUSINESS PLANNING AND COORDINATION:

SG will use its best efforts to promote and market IGT Products hereunder. IGT and SG agree to initiate communication procedures, including, but not limited to business planning meetings; written, monthly operating plans which shall include a forecast for the ensuing 6 months unit sales; coordination of trade-in strategies and resale of used trade-ins; customer relations, and sales and service; reviewing and determining the appropriate levels of staff for marketing, sales, customer service, production coordination; designating employees of IGT and SG in each area named above and for accounting and legal who are responsible for maintaining communications between IGT and SG on significant issues or matters arising under this Agreement; and monitoring customer service and satisfaction, including direct IGT contact with customers in the Territory. SG shall facilitate customer service satisfaction surveys in the Territory and shall not unreasonably withhold such customer information as requested by IGT in writing. SG shall provide, at the time of the annual forecast provided for below, and every 6 months thereafter, a complete customer list and a summary of developments within each jurisdiction within the Territory.

In addition to the estimates provided pursuant to Paragraph 1.I above, SG shall annually, by a date designated by IGT (not less than 30 days from the written notification of such date), provide IGT with a written forecast of the ensuing 12 month orders hereunder by SG for IGT Products and Special Products. SG shall provide to IGT a written forecast of its Product requirements by Product line for the ensuing 6 months. Said forecasts may be adjusted at the next meeting between the Parties, or as the Parties may otherwise agree in writing. Product demand, as set forth in SG's forecasts, requiring delivery by IGT within ninety
(90) days of a forecast shall not be altered or modified by SG. Should SG's actual orders for IGT Products pursuant to Paragraph 1H above to IGT be, at the end of the annual forecast period, *** or less than forecast, for the next IGT fiscal year the discount to SG under Paragraph 1.H above shall be reduced by *** ; provided, however, that no such discount reduction shall occur if SG has, during the forecast period, maintained the lower of: (a) market share of sales of IGT Products in the Territory of at least *** of the total number of similar gaming equipment in the Territory, or (b) market share of sales by IGT of its Products in Nevada of at least *** of the total number of similar gaming equipment in Nevada. "Market Share"


--------
*** Pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been redacted.

shall mean the number of installed sales during the period of time corresponding with the forecast period. Further, should SG's actual orders for parts, pursuant to Section 2 above, to IGT be, at the end of the annual forecast period (two applicable 6 month forecasts), *** or less than forecast for the next fiscal year the discount to SG under Paragraph 2C above shall be reduced by *** .

     6. REPORTS:

SG agrees that, to facilitate monitoring by IGT to assure satisfactory sales and service results, it will:

         A. Keep and provide IGT with access at all reasonable times to accurate accounts, books and records, and reports as to sales and service, including, but not limited to, warranty work, in such manner and form as IGT shall, from time to time, require; and

         B. Forward immediately to IGT every material customer complaint and governmental order, advice, and communication relating to IGT Products, Special Products, or IGT.

     7. WAIVER OF BREACH:

The failure of either party to require the performance of any term of this Agreement shall not be deemed a waiver unless so designated in writing by the party against whom the breach occurred, and such waiver of any breach under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

     8. BENEFIT AND MODIFICATIONS:

         A. This Agreement supersedes and cancels all prior Exclusive Distributorship Agreements including but not limited to the agreements between the parties dated August 10, 1989, October 28, 1989, February 5, 1990, January 21, 1991, April 28, 1992, May 5, 1993, and September 26, 1994, and all
amendments or modifications, written and oral, to said Agreements; and shall be binding upon and inure to the benefit of the legal representatives, successors, and assigns of SG and IGT; provided, however, that SG shall not assign any interest in this Agreement without the prior written approval of IGT, which approval shall not be unreasonably withheld.



         B. This Agreement may not be amended, altered, or modified except by a writing signed by the President or Chairman of each Party.

     9. EARLY TERMINATION:

Other than as provided in Paragraph 1.D. of this Agreement, the Agreement may be terminated as follows:

         A. By IGT. IGT may terminate this Agreement as to all or any part of the Territory if:

                  i. Upon ninety (90) days' written notice delivered by IGT to SG, if any ownership in SG or control or control influence over SG or its successors is held by or passed to any single person or single business entity which, in the reasonable belief of IGT, materially jeopardizes any license or approval or application for such of IGT and/or its products and such ownership or control influence is not forthwith removed; or

                  ii. a. SG is licensed in Nevada as a gaming manufacturer or distributor of gaming equipment, excluding, if applicable, gaming or casino signage, or as the Parties may otherwise agree on a case-by-case basis in writing.

                      b. SG has failed to use its best efforts to attain a reasonable level of sales performance and market share or to adequately or timely provide parts or service within any specific jurisdiction within the Territory, and such failure is not corrected within ninety (90) days of receipt from IGT of written notice to SG of the specific nature of said failure and the action necessary to correct said failure; or

--------
*** Pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this exhibit have been redacted.

                      c. If SG has directly or indirectly through an agent, representative, partner, affiliate or entity or person under its control offered any non-IGT Products which directly compete with IGT Products or IGT Special Products, to the extent such activity is prohibited by Paragraph 1.B of this Agreement, and if such activity is not corrected by SG within ninety (90) days of receipt from IGT of written notice by SG of the nature of the activity and the action necessary to correct said failure; or

                      d. If SG has failed to comply with written IGT policies or procedures delivered to SG which shall be reasonable and consistent with industry norms if such failure has materially affected the ability of SG to perform its obligations imposed pursuant to this Agreement and if such failure is not corrected by SG within ninety (90) days of receipt by SG of written notice from IGT of the nature of said failure and the action necessary to correct said failure; or

                      e. If SG has failed to establish and maintain sufficient facilities as to any specific jurisdiction within the Territory, and such failure has materially affected the ability of SG to perform its obligations imposed pursuant to this Agreement, and such failure is not corrected to the satisfaction of IGT within a reasonable time following receipt of written notice to SG of the specific nature of said failure and the action necessary to correct said failure; or

                      f. In its operations anywhere in the world, SG fails to utilize a majority of IGT Products, unless: (x) IGT will not sell, lease or otherwise provide IGT Products, Special Products, or Linked Progressive Systems to SG for such operations; or (y) SG operation, management or financing of lawful gaming establishments or route operations are conducted pursuant to Paragraph 1.B of this Agreement.

         B. By SG: Upon written notice delivered to IGT, SG may terminate this Agreement as to all or any part of the Territory if:

                  i. In the reasonable belief of SG, a material defect or condition is contained within a significant number of IGT Products which render those products noncompetitive in the marketplace, or not fit for the use intended, and which defect or condition is not corrected within a reasonable time giving due regard to the nature of the defect.

                  ii. IGT's pricing and product availability adversely materially affects SG's ability to be competitive as to any specific jurisdiction within the Territory and such pricing or product availability problem is not corrected by IGT within ninety (90) days' receipt of SG's written notice of the specific nature of such problem, SG may terminate this Agreement for that specific jurisdiction; or

                  iii. IGT has failed to use its best efforts to assist SG to attain a reasonable level of sales performance and service of IGT Products or Special Products as to any specific jurisdiction within the Territory (sales to IGT or an IGT joint venture or affiliate are excluded from such determination), and such failure is not corrected within ninety (90) days of receipt by IGT of written notice from SG of the specific nature of said failure and the action necessary to correct said failure.

         C. By Either Party: Upon written notice delivered to the other party, if:

                  i. The other party has failed to observe all applicable laws or obtain any necessary license or approval from each gaming licensing regulatory authority in each applicable jurisdiction within the Territory; and such failure materially affects the performance of such other party or could materially affect the complaining party in its business elsewhere. In the event SG is unable to obtain a license or approval in a jurisdiction within the Territory which does not materially affect IGT's business elsewhere and if the failure is not corrected by SG within sixty (60) days of receipt of notice by SG of the nature of the failure, IGT may terminate the right of SG to distribute only in that jurisdiction within the Territory;

                  ii. If in the reasonable belief of either Party, the other Party (the "Offending Party") has , directly, or because of the Offending Party's associations, employees or operations, or conduct of the Offending Party's agents or partners under the control of the Offending Party, failed to maintain ethics, reputation, image, or customer relations in accordance with gaming industry standards (including without limitation, standards applicable to distributors and manufacturers licensed by the States of Nevada, New Jersey, and South Dakota), and such failure is not corrected within ninety (90) days of receipt from the complaining Party of written notice to the

Offending Party of that specific nature of said failure and the action necessary to correct said failure or such other period as specified by a gaming regulatory authority.

                  iii. The other party becomes insolvent, or files a petition for adjudication as bankrupt or insolvent, or executes an assignment for the benefit of creditors, or has a receiver appointed for it for any reason;

                  iv. Any employee, representative or authorized agent under direct or indirect control of either Party or its affiliates disparages the Products, companies, or the subsidiaries of the other Party, if such disparagement is not corrected by the offending party within sixty (60) days of the receipt of notice of the specific conduct from the non-offending party.

                  v. The other party materially breaches this Agreement.

     10. EFFECT OF TERMINATION: OBLIGATION OF THE PARTIES:

Upon the termination of this Agreement for any reason, the rights of each Party to payment on account of the sale of equipment or services already performed when this Agreement was in effect shall not be impaired. Upon such termination, each party shall cooperate with the other to effect a smooth termination, with minimum economic harm to each party and with regard to the best interests of all customers, and to reimburse the other in a commercially reasonable fashion for any expenses incurred by it at the request of the first party. Upon the termination of this Agreement, each party will turn over to the other copies of all records relating to proprietary information of the other and confidential information of the other. Further, upon termination, either party, subject to the proprietary rights set forth above, shall have the right to develop, manufacture and sell, lease or otherwise distribute or operate any and all products in the Territory.

The Parties further agree to coordinate their efforts in terminating and unwinding this Agreement so as to minimize any disruption to sales of IGT Products.

In the event this Agreement is terminated by either Party for any reason, IGT agrees to sell for a period of 3 years thereafter to SG parts, software, and other parts or components SG may require which are then not obsolete and necessary to service IGT Products and Special Products purchased by SG during the term hereof. Such sales by IGT to SG shall be in accordance with IGT standard retail commercial terms and conditions.

     11. GAMING LAWS:

This Agreement is intended to only authorize and facilitate the sale, service, and/or distribution of IGT Products and related products in a lawful manner, and is subject to and conditioned upon all applicable federal, state, and local laws relating to the activities contemplated by this Agreement. This Agreement shall not be deemed to require or authorize any act or transaction except as may be in full compliance with all such legal requirements. It is specifically agreed by SG and IGT that each shall scrupulously observe all applicable federal, state, and local laws relating to the activities contemplated by this Agreement. This Agreement and the rights of the parties shall be construed in accordance with the laws of the State of Nevada. Each party hereto agrees to take all lawful actions necessary and make every lawful effort to procure and maintain all required foreign, federal, state, and local licenses and approvals for compliance with such legal requirements. Each Party specifically agrees to comply with the provisions of the Foreign Corrupt Practices Act (15 U.S.C. Sections 78dd-1, et seq.).

         A. IGT agrees that it shall pay all costs of licensing proceedings, governmental investigation and approval required by federal, state, and local laws, regulations, ordinances or statutes as to IGT, its stockholders, agents, employees or assigns and as to IGT-offered slot and/or any modifications, components, parts or materials of IGT-offered slot machines.

         B. SG agrees that it shall, at no cost to IGT, take all necessary actions as liaison between IGT and governmental authorities to coordinate and facilitate governmental investigations of IGT-offered machines, including facilitation of locations testing of such machines, if such is required.

         C. SG agrees that it shall pay all costs of licensing proceedings, governmental investigations, and approval required by Foreign, Federal, State, or local laws, regulations, ordinances or statutes as to SG, its stockholders, agents, employees or assigns.

     12. FORCE MAJEURE:

IGT shall not be liable for any commissions or damages resulting from failure to accept or fill any order or orders for IGT Products, Special Products, or parts thereunder, either in whole or in part, when any such failure shall be due to any one or more of the following causes: orders or instructions issued by representatives of the governments of the United States or Australia, or of any state, Territory or district of the United States or Australia, or of any municipality, or other political or governmental division of any such state, Territory or district, or on account of IGT's inability to make complete deliveries of all of its contracts because of the scarcity of labor or materials used in manufacturing its products, or on account of fires, strikes, lockouts, differences with workmen, accidents to machinery, or orders, decrees or judgments of any court, or any cause not within the direct control of IGT after a good faith effort. Neither Party shall be deemed to be in breach of this Agreement due to its inability to perform caused by Force Majeure as defined in this paragraph 12.



            DATED as first set forth above.



IGT                                            SG

BY: /s/ G. Thomas Baker                        BY:  /s/ Michael G. Wordeman
    G. Thomas Baker                                 Michael G. Wordeman
    President

                                    Exhibit A

         (as referenced in Section 1.B. of the Exclusive Distributorship
          Agreement between Sodak Gaming, Inc. and IGT.)

Specialty Equipment and Supplies

         Signage products

         Horse Race games

         Multi-Station, big screen, "21", poker, craps and roulette video games

         Mini Bertha

                                    Exhibit B

                        (As Referenced in Section 1.C.i)

1.  IGS/Acres Bonusing System*     *** of the List Price, excluding
                                   maintenance and upgrades, of the
                                   IGS Application Software plus
                                   *** per Bonus Board Installed
                                   by IGT



    * In addition to the IGS/Acres Bonusing System, IGT may offer to SG such other systems (a) developed by IGT; (b) licensed by IGT; or (c) ( offered by IGT as a distributor for another manufacturer of such systems, as agreed upon in writing by IGT and SG.


    Except as otherwise agreed to by IGT and SG in writing, SG shall not sell, promote the sale of or distribute any IGT Special Products that IGT no longer services or supports beyond those systems previously installed.

    Except as otherwise agreed to by IGT and SG in writing, SG may not sell, promote the sale of or distribute any non-IGT machine accounting or player tracking systems without the prior written approval of IGT, such approval not to be unreasonably withheld.



2.  Software/Firmware                 List Price, less ***
    (Including Upgrades) **

    ** SG shall not, without prior written approval from IGT and execution of a Software Distribution and Licensing Agreement, including payment of a then agreed upon licensing fee, copy, resell or redistribute any computer chips provided by IGT to SG, but shall only purchase from IGT and then resell such chips embodying IGT software programs.